INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated February 4, 2002 in this Registration Statement on Form SB-2 of Harrison Holding's Inc.

We also consent to the reference to us under the heading 'Experts" in such document.

We hereby consent to the inclusion in this Registration Statement of Harrison Holding's, Inc. on Form SB-2 of our report dated February 4, 2002 on our audit of the financial statements for the period from November 19, 2001 (Inception) through January 31, 2002 and our financial statements for the period ended April 30, 2002 for Harrison Holding's Inc. We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in such Prospectus.

July 18,  2002

/s/ Malone & Bailey, PLLC Malone & Bailey, PLLC Certified Public Accountant

MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas